Weyco Reports First Quarter Sales And Earnings

MILWAUKEE, May 7, 2019 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced financial results for the quarter ended March 31, 2019.

Net sales for the first quarter of 2019 were $74.1 million, up 7% compared to first quarter 2018 net sales of $69.5 million. Earnings from operations were $5.1 million in the first quarter of 2019, an increase of 44% compared to $3.6 million in the first quarter of 2018. Net earnings attributable to the Company rose 33% to $4.0 million in the first quarter of 2019, from $3.0 million in last year's first quarter. Diluted earnings per share were $0.40 per share in the first quarter of 2019, up from $0.29 per share in the first quarter of 2018.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $59.5 million in the first quarter of 2019, up 11% compared to $53.8 million in the first quarter of 2018. Within the wholesale segment, Florsheim and Stacy Adams first quarter net sales rose 25% and 8%, respectively, due to sales volume increases across the majority of distribution channels. BOGS net sales were up 23% for the quarter, due primarily to higher sales to outdoor and online retailers. These increases were partially offset by lower sales of the Nunn Bush brand. Nunn Bush sales were down 6% for the quarter, mainly with department stores. Licensing revenues were $707,000 in the first quarter of 2019 and $793,000 in last year's first quarter.

Gross earnings for the North American wholesale segment were 34.3% of net sales in the first quarter of 2019, compared to 33.1% of net sales in last year's first quarter. Earnings from operations for the wholesale segment increased 54% to $5.2 million in the first quarter of 2019, from $3.4 million in the first quarter of 2018, due mainly to higher sales.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its e-commerce businesses in the United States, were $5.6 million in the first quarter of 2019, up 13% compared to $4.9 million in last year's first quarter. Same store sales (which include U.S. e-commerce sales) were up 13% for the quarter, driven by higher sales through the Company's websites. Retail earnings from operations rose to $483,000 this quarter, from $206,000 in last year's first quarter, due to higher online sales volumes.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $9.1 million in the first quarter of 2019, down 16% compared to $10.8 million in the first quarter of 2018. This decrease was primarily due to a 13% decline in net sales at Florsheim Australia, caused mainly by the translation of the weaker Australian currency into U.S. dollars. Florsheim Australia's net sales in local currency were down 4% for the quarter, with lower sales in both its retail and wholesale businesses, as a result of the challenging retail environment. Collectively, Florsheim Australia and Florsheim Europe had operating losses totaling $543,000 in the first quarter of 2019, compared to operating losses of $29,000 in the first quarter of 2018. The decline between years was mainly due to lower sales at Florsheim Australia.

"We are excited to begin 2019 with strong first quarter results," stated Thomas Florsheim, Jr., the Company's Chairman and CEO. "These results were largely due to sales and earnings growth within our North American wholesale business, led by our Florsheim brand. Stacy Adams and BOGS also posted solid results for the quarter, contributing to our overall success in this segment. At retail, our profitability improved due to the growth of our e-commerce businesses. The Australian market remains difficult, but our new president of the region has settled in quickly, and we are very focused on addressing the challenges of those markets."

On May 7, 2019, the Company's Board of Directors declared a cash dividend of $0.24 per share to all shareholders of record on May 31, 2019, payable June 28, 2019. This represents an increase of 4% above the previous quarterly dividend rate of $0.23.

Conference Call Details:

Weyco Group will host a conference call on May 8, 2019, at 11:00 a.m. Eastern Time to discuss the first quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register please go to: https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UNbbhsBVompFiD. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link:
https://edge.media-server.com/m6/p/cc825zgr. A recording of the conference call will also be available in the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, and Rafters. The Company's products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended March 31,
	2019	2018
	(In thousands, except per share amounts)

Net sales	$ 74,128	$ 69,526
Cost of sales	45,364	42,901
Gross earnings	28,764	26,625

Selling and administrative expenses	23,618	23,058
Earnings from operations	5,146	3,567

Interest income	223	233
Interest expense	(32)	-
Other expense, net	(125)	(43)

Earnings before provision for income taxes	5,212	3,757

Provision for income taxes	1,244	941

Net earnings	3,968	2,816

Net loss attributable to noncontrolling interest	-	(171)

Net earnings attributable to Weyco Group, Inc.	$ 3,968	$ 2,987

Weighted average shares outstanding
Basic	9,949	10,173
Diluted	10,027	10,361

Earnings per share
Basic	$ 0.40	$ 0.29
Diluted	$ 0.40	$ 0.29

Cash dividends declared (per share)	$ 0.23	$ 0.22

Comprehensive income	$ 4,206	$ 2,815
Comprehensive loss attributable to noncontrolling interest	-	(205)
Comprehensive income attributable to Weyco Group, Inc.	$ 4,206	$ 3,020

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2019	2018
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 17,340	$ 22,973
Marketable securities, at amortized cost	1,834	1,525
Accounts receivable, net	50,672	51,533
Inventories	65,783	72,684
Prepaid expenses and other current assets	3,072	5,380
Total current assets	138,701	154,095

Marketable securities, at amortized cost	19,032	18,702
Deferred income tax benefits	1,283	1,277
Property, plant and equipment, net	28,877	28,707
Operating lease right-of-use assets	24,394	-
Goodwill	11,112	11,112
Trademarks	32,868	32,868
Other assets	23,449	23,283
Total assets	$ 279,716	$ 270,044

LIABILITIES AND EQUITY:
Short-term borrowings	$ 3,720	$ 5,840
Accounts payable	4,771	12,764
Dividend payable	-	2,308
Operating lease liabilities	7,704	-
Accrued liabilities	10,439	14,306
Accrued income tax payable	1,608	912
Total current liabilities	28,242	36,130

Deferred income tax liabilities	3,756	3,724
Long-term pension liability	23,098	23,112
Operating lease liabilities	18,362	-
Other long-term liabilities	223	1,495
Total liabilities	73,681	64,461

Common stock	9,995	10,057
Capital in excess of par value	64,634	64,263
Reinvested earnings	152,740	152,835
Accumulated other comprehensive loss	(21,334)	(21,572)
Total equity	206,035	205,583
Total liabilities and equity	$ 279,716	$ 270,044

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2019	2018
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 3,968	$ 2,816
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	827	962
Amortization	83	92
Bad debt expense	48	105
Deferred income taxes	(12)	135
Net foreign currency transaction losses (gains)	16	(14)
Share-based compensation expense	366	351
Pension expense	229	213
Increase in cash surrender value of life insurance	(135)	(135)
Changes in operating assets and liabilities -
Accounts receivable	816	(1,415)
Inventories	6,900	9,165
Prepaid expenses and other assets	2,182	2,590
Accounts payable	(7,990)	(3,586)
Accrued liabilities and other	(3,537)	(3,402)
Accrued income taxes	696	490
Net cash provided by operating activities	4,457	8,367

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(1,327)	(1,241)
Proceeds from maturities of marketable securities	680	1,350
Purchases of property, plant and equipment	(981)	(125)
Net cash used for investing activities	(1,628)	(16)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(4,593)	(4,471)
Cash dividends paid to noncontrolling interest of subsidiary	-	(88)
Shares purchased and retired	(1,828)	-
Net proceeds from stock options exercised	7	2,884
Proceeds from bank borrowings	31,813	-
Repayments of bank borrowings	(33,933)	-
Net cash used for financing activities	(8,534)	(1,675)

Effect of exchange rate changes on cash and cash equivalents	72	(47)

Net (decrease) increase in cash and cash equivalents	$ (5,633)	$ 6,629

CASH AND CASH EQUIVALENTS at beginning of period	22,973	23,453

CASH AND CASH EQUIVALENTS at end of period	$ 17,340	$ 30,082

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 423	$ 146
Interest paid	$ 31	$ -

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880